EXHIBIT 10.15

WINLAND ELECTRONICS, INC.
Description of 2004/2005 Incentive Bonus Plan

Winland Electronics, Inc. Incentive Bonus Plan (the “Plan”) is designed to reward all employees, including executive staff, for performance contributing to pre-tax, pre-incentive plan, net income in excess of minimum limits defined annually at the beginning of the year by the Board of Directors. The aggregate amount allocated to the Plan pool is based on a percentage of each incremental amount of net income before tax and before the Plan. The formula for 2004 and 2005 as recommended by the Compensation Committee and as approved by the Board is as follows:

Net income before tax and	Incentive
before incentive plan	Plan %
0 to 1,000,000	0%
1,000,000 to 1,500,000	20%
1,500,001 to 2,000,000	18%
2,000,001 to 2,500,000	16%
2,500,001 to 3,000,000	14%
3,000,001 to 3,500,000	12%
3,500,001 to 4,000,000	10%
4,000,001 to 4,500,000	8%
4,500,001 to 5,000,000	6%
5,000,001 to 10,000,000	6%

The Plan provides that 80% of the Plan pool shall be disbursed to employees, including executive officers, in cash or other awards at the discretion of the President and Chief Executive Officer, subject to the approval of the Compensation Committee. The remaining 20% of the Plan pool is available for bonus awards to the President and Chief Executive Officer based on the achievement of certain criteria established at the beginning of the year.

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